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                                                                    EXHIBIT 21.1

                         SUBSIDIARIES OF LBI MEDIA, INC.

               Name of Subsidiary                 Jurisdiction of Incorporation

 Liberman Television, Inc.                                   California
 Liberman Broadcasting, Inc.                                 California
 LBI Radio License Corp.                                     California
 KRCA License Corp.                                          California
 KRCA Television, Inc.                                       California
 Empire Burbank Studios, Inc.                                California
 KZJL License Corp.                                          California
 Liberman Television of Houston, Inc.                        California
 Liberman Broadcasting of Houston, Inc.                      California
 Liberman Broadcasting of Houston License Corp.              California